Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 1, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 123, “Accounting for Stock-Based Compensation”) relating to the consolidated statements of operations, changes in stockholders equity/(deficiency) and cash flows and financial statement schedule of TransDigm Group Incorporated (formerly, TD Holding Corporation) and subsidiaries and our report dated December 19, 2003 relating to the consolidated statements of operations, changes in stockholders equity/(deficiency) and cash flows and financial statement schedule of TransDigm Holding Company and subsidiaries appearing in the Prospectus included in Registration Statement No. 333-130483 of TransDigm Group Incorporated on Form S-1, which is incorporated by reference in this Registration Statement.

DELOITTE & TOUCHE LLP

Cleveland, Ohio

March 28, 2006